Exhibit 99.3

Watsco Executes $500 Million Revolving Credit Agreement

MIAMI, FLORIDA – (BUSINESS WIRE), April 30, 2012—Watsco, Inc. (NYSE:WSO) today announced that it has closed on a $500 million senior unsecured revolving credit agreement.

Watsco intends to use the facility for repayment of current credit facilities, working capital, acquisitions and other general corporate purposes. Borrowings under the five-year credit agreement are LIBOR-based dependent on certain financial ratios.

Albert Nahmad, Watsco’s Chairman & Chief Executive Officer said: “We consider this agreement to be a critical asset of the Company to provide the capacity to grow our network, add products and consider almost any-sized investment in our industry. With this agreement, we have also simplified our borrowing structure while adding flexibility. We appreciate the ingenuity, support and commitment of our bank group in getting this done.”

The bank group under the agreement was led by JPMorgan Chase Bank as Administrative Agent, Bank of America and Wells Fargo Bank as Co-Syndication Agents and U.S. Bank National Association as Documentation Agent.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 575 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial markets, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.